Exhibit 10.2
     [FORM OF] CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) dated as of April 26, 2006, between Michaels Stores, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Executive”).
          WHEREAS the Executive is a skilled and dedicated employee of the Company who has important management responsibilities and talents that benefit the Company;
          WHEREAS the Board of Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its stockholders to assure that the Company and its subsidiaries will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below); and
          WHEREAS the Board believes that it is imperative to diminish the distraction of the Executive by virtue of the uncertainties and risks created by the circumstances surrounding a Change in Control and to ensure the Executive’s full attention to the Company and its subsidiaries during such a period of uncertainty;
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
          SECTION 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
     (a) “280G Gross-Up Payment” shall have the meaning set forth in Section 7(a).
     (b) “409A Gross-Up Payment” shall have the meaning set forth in Section 13.
     (c) “Accounting Firm” shall have the meaning set forth in Section 7(b).
     (d) “Accrued Rights” shall have the meaning set forth in Section 6(a).
     (e) “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     (f) “Annual Base Salary” shall have the meaning set forth in Section 4(a).
     (g) “Annual Bonus” shall have the meaning set forth in Section 4(b).
     (h) “Average Annual Incentive Award” means, as of the Termination Date, the average annual incentive award payable or actually paid to the Executive in respect of the three fiscal years preceding the Termination Date; provided, however, that (i) for any fiscal year during which an annual incentive award that was paid or is payable to the Executive was prorated because of less than a full fiscal year of plan participation or employment, such award shall be annualized and (ii) if the Executive was not employed during any of the three fiscal years immediately preceding the Termination Date or otherwise was not eligible to receive an annual incentive award for such fiscal year, the Average Annual Incentive Award shall be determined on the basis of the number of fiscal years during such period with respect to which the Executive was eligible to receive such an award.
     (i) “Cause” means the occurrence of any one of the following:
     (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony involving moral turpitude or that involves misappropriation of the assets of the Company or a Subsidiary;
     (ii) the Executive commits one or more acts or omissions constituting fraud or willful misconduct that have a material detrimental effect on the Company; or
     (iii) the Executive’s willful and continued failure to perform substantially the Executive’s employment duties in any material respect (other than as a result of incapacity due to physical or mental illness or after delivery by the Executive of a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes the Executive has failed to perform his or her duties, and after the Executive has failed to resume substantial performance of the Executive’s duties on a continuous basis within 30 days of receiving such demand.
               For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. The termination of employment of the Executive for Cause shall not be effective unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i), (ii) or (iii) above and specifying the particulars thereof in detail.
     (j) “Change in Control” means the occurrence of any of the following:
     (i) individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose assumption of office after the date of this Agreement occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”), other than the Board;

     (ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a Subsidiary), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
     (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
     (iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or any Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (D) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (E) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of Section 1(j)(ii).

     (k) “COBRA” shall have the meaning set forth in Section 6(b)(iii).
     (l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
     (m) “Company Voting Securities” shall have the meaning set forth in Section 1(j)(ii).
     (n) “Continuing Entity” shall have the meaning set forth in Section 1(j)(ii).
     (o) “Disability” shall have the meaning set forth in Section 6(c)(ii).
     (p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
     (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
     (r) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
     (s) “Extension Date” shall have the meaning set forth in Section 24.
     (t) “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following at any time during the Retention Period:
     (i) any failure by the Company to comply with the provisions of Section 3 of this Agreement, including the assignment to the Executive of duties and responsibilities that are materially inconsistent with the Executive’s status, offices, titles and reporting relationships as in effect immediately prior to the Retention Start Date (but in no event prior to the date of this Agreement), but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within ten business days after receipt of notice thereof given by the Executive;
     (ii) any failure by the Company to comply with any of the provisions of Section 4 or 5 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within ten business days after receipt of notice thereof given by the Executive;
     (iii) a change of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Retention Start Date;
     (iv) any failure of the Company to pay the Executive any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of notice thereof given by the Executive);
     (v) delivery by the Company or any Subsidiary of a notice to the Executive of the intent to terminate the Executive’s employment for any reason, other than for Cause or

Disability, in each case in accordance with this Agreement, regardless of whether such termination is intended to become effective during or after the Retention Period; or
     (vi) any failure by the Company to comply with and satisfy Section 14(c) of this Agreement.
          The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relied. Unless the parties agree otherwise, a termination of employment by the Executive for Good Reason shall be effective on the 30th day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 60 days after the notice is given); provided, however, that so long as an event that constitutes Good Reason occurs during the Retention Period and the Executive delivers the Notice of Termination for Good Reason at any time prior to the expiration of the Retention Period, for purposes of the payments, benefits and other entitlements set forth in Section 6(b), the termination of the Executive’s employment pursuant thereto shall be deemed to be a resignation for Good Reason during the Retention Period. If the Company disputes the existence of Good Reason, the Company shall have the burden of proof to establish that Good Reason does not exist. If the Executive continues to provide services to the Company after one of the events giving rise to Good Reason has occurred, the Executive shall not be deemed to have consented to such event or to have waived the Executive’s right to terminate his or her employment at any time during the Retention Period for Good Reason in connection with such event.
     (u) “Incumbent Directors” shall have the meaning set forth in Section 1(j)(i).
     (v) “Notice of Termination for Good Reason” shall have the meaning set forth in Section 1(t).
     (w) “Payment” means any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of the Executive, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.
     (x) “Person” shall have the meaning set forth in Section 1(j)(i).
     (y) “Reimbursement Period” shall have the meaning set forth in Section 9.
     (z) “Release Effective Date” shall have the meaning set forth in Section 6(b)(i).
     (aa) “Reorganization” shall have the meaning set forth in Section 1(j)(ii).
     (bb) “Retention Period” means the period commencing on the Retention Start Date and ending on the earlier of (i) the second anniversary of the Retention Start Date and (ii) the

Termination Date. For the avoidance of doubt, in the event that the Retention Period ends on the Termination Date, the Retention Period shall be deemed (including for purposes of Section 6(b)) to include the Termination Date.
     (cc) “Retention Start Date” means the date on which a Change in Control occurs during the Term; provided, however, that if, prior to the date on which such Change in Control occurs, the Executive’s employment with the Company or its Subsidiaries is terminated by the Company or its Subsidiaries other than for Cause or Disability and such termination took place (i) at the request or direction of a third party who took action that caused, or is involved in or forms a part of, a Change in Control or (ii) in contemplation of an event that would constitute or give rise to a Change in Control, the Retention Start Date shall be deemed to have occurred immediately prior to the Termination Date.
     (dd) “Retirement Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, including any tax-qualified, nonqualified, excess benefit and supplemental defined benefit and defined contribution plan.
     (ee) “Sale” shall have the meaning set forth in Section 1(j)(ii).
     (ff) “Section 409A Tax” shall have the meaning set forth in Section 13.
     (gg) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
     (hh) “Successor” shall have the meaning set forth in Section 14(c).
     (ii) “Term” shall have the meaning set forth in Section 24.
     (jj) “Termination Date” means the date on which the termination of the Executive’s employment is effective, in accordance with the terms of this Agreement.
     (kk) “Underpayment” shall have the meaning set forth in Section 7(b).
               SECTION 2. Continued Employment. The Company hereby agrees to continue, or to cause its Subsidiaries to continue, the Executive’s employment and the Executive hereby agrees to remain in the employ of the Company or its Subsidiaries during the Retention Period. Notwithstanding the foregoing, this Agreement does not alter the status of the Executive as an at-will employee, and nothing herein shall reduce or eliminate the right of the Company and its Subsidiaries to terminate the Executive’s employment at any time for any reason or the right of the Executive to resign at any time for any reason, in each case, subject to the terms, conditions and obligations set forth in this Agreement.
               SECTION 3. Position and Duties. During the Retention Period, the Executive’s status, offices, titles and reporting relationships with the Company and its Subsidiaries shall be commensurate with those in effect immediately prior to the Retention Start Date. The duties and responsibilities assigned to the Executive may be increased, decreased or otherwise changed during the Retention Period, provided that the duties and responsibilities assigned to the Executive at any given time are not materially inconsistent with the Executive’s status, offices, titles and reporting relationships as in effect immediately prior to the Retention Start Date.

               SECTION 4. Compensation and Benefits During the Retention Period. (a) Annual Base Salary. During the Retention Period, the Executive shall be paid an annual base salary (“Annual Base Salary”), in equal biweekly installments, at least equal to the annual rate of base salary being paid to the Executive by the Company and its Subsidiaries as of the Retention Start Date. The Annual Base Salary shall be reviewed at least annually and shall be increased during the Retention Period in a manner that is substantially consistent with increases in base salary generally awarded to other peer executives of the Company and its Subsidiaries. Annual Base Salary shall not be reduced after any such increase, and the term “Annual Base Salary” as used in this Agreement shall refer to Annual Base Salary as so increased.
     (b) Annual Bonus. For each fiscal year ending during the Retention Period, the Executive shall be awarded an annual cash bonus (“Annual Bonus”) that is equal to or greater than the annual incentive award paid or payable to the Executive with respect to the fiscal year preceding the fiscal year in which the Retention Start Date occurs. Each such Annual Bonus shall be paid no later than the date that is two and a half months following the end of the fiscal year for which the Annual Bonus is awarded.
     (c) Long-Term Incentive Compensation. During the Retention Period, the Executive shall be entitled to participate in all long-term incentive compensation plans, practices, policies and programs applicable generally to other peer executives of the Company and its Subsidiaries, but in no event shall such plans, practices, policies and programs provide the Executive with long-term incentive opportunities and potential benefits, both as to amount and percentage of compensation (but without regard to transfer restrictions or other limits on resale that may be applicable if the common stock of the Company ceases to be publicly traded), that are less favorable, in the aggregate, than the opportunities and benefits provided by the Company and its Subsidiaries to the Executive under the Company’s equity-compensation and other long-term incentive compensation plans (including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and performance units) as in effect immediately prior to the Retention Start Date or, if more favorable to the Executive, those provided generally at any time after the Retention Start Date to other peer executives of the Company and its Subsidiaries.
     (d) Savings and Retirement Plan Benefits. During the Retention Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Subsidiaries, but in no event shall such plans, practices, policies and programs provide the Executive with savings opportunities and retirement benefit opportunities, in each case, that are less favorable (without regard to whether Company stock is available as an investment alternative), in the aggregate, than the opportunities provided by the Company and its Subsidiaries to the Executive immediately prior to the Retention Start Date or, if more favorable to the Executive, those provided generally at any time after the Retention Start Date to other peer executives of the Company and its Subsidiaries.
     (e) Welfare and Fringe Benefits. During the Retention Period, the Executive or the Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, the welfare benefit and fringe benefit plans, practices, policies and programs provided by the Company and its Subsidiaries (including medical, executive medical, executive physical examination, prescription drug, dental, vision, short-term disability, long-term disability, salary continuance, paid vacation and time-off, employee life, group life, executive life, accidental death and dismemberment and business travel accident insurance plans, practices, policies and programs) to the extent applicable generally to other peer executives of the Company and its Subsidiaries, but in no event shall such plans, practices, policies and programs provide the Executive with benefits less favorable, in the aggregate, than the benefits in effect for the Executive immediately prior to the Retention Start Date or, if more favorable to the Executive, those provided generally at any time after the Retention Start Date to other peer executives of the Company and its Subsidiaries.
               SECTION 5. Impact of a Change in Control on Long-Term Incentive Compensation Awards. In the event of a Change in Control during the Term, notwithstanding any provision to the contrary in any of the Company’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs (including the Company’s Amended and Restated 1997 Stock Option Plan, the Company’s Second Amended and Restated 2001 General Stock Option Plan, the Company’s Second Amended and Restated 2001 Employee Stock Option Plan and the Company’s 2005 Incentive Compensation Plan) or any award agreements thereunder, (a) all outstanding stock options, stock appreciation rights and similar rights and awards then held by the Executive that are unexercisable or otherwise unvested shall automatically become fully vested and immediately exercisable, as the case may be, (b) all outstanding equity-based, equity-related and other long-term incentive awards then held by the Executive that are subject to performance-based vesting criteria shall automatically become fully vested and earned at a deemed performance level equal to the maximum performance level with respect to such awards and (c) all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clause (a) or (b), then held by the Executive that are unvested or subject to restrictions or forfeiture shall automatically become fully vested and all restrictions and forfeiture provisions related thereto shall lapse.
               SECTION 6. Termination of Employment. (a) Termination by the Company for Cause; Voluntary Resignation by the Executive without Good Reason. If, during the Retention Period, the Executive’s employment is terminated either by the Company or its Subsidiaries for Cause or by resignation of the Executive without Good Reason, the Executive shall not be entitled to any compensation or benefits hereunder other than (i) payment of any unpaid annual base salary, annual bonus or other amount accrued through the Termination Date and for payment of any unreimbursed business expenses incurred through the Termination Date, (ii) as explicitly set forth in any other benefit plans, practices, policies and programs in which the Executive participates, (iii) as otherwise expressly required by applicable law and (iv) any payments the Company is or becomes obligated to make pursuant to Sections 7, 8, 9, 11, 13 or 16 (the amounts described in clauses (i), (ii), (iii) and (iv) of this Section 6(a) are referred to herein as the “Accrued Rights”).
     (b) Termination During the Retention Period by the Company Without Cause or by the Executive for Good Reason. Subject to Section 6(b)(vii), if the Executive’s employment is terminated either by the Company or its Subsidiaries other than for Cause or Disability or by resignation of the Executive with Good Reason, in each case during the Retention Period, then, in addition to the Accrued Rights, the Executive shall be entitled to the following payments and benefits:

               (i) Severance Pay. The Company shall pay the Executive an amount equal to [MULTIPLE] 1 times the sum of (A) the Executive’s Annual Base Salary in effect on the Termination Date (without regard to any reduction giving rise to Good Reason) and (B) the greater of the Average Annual Incentive Award and the target Annual Bonus in effect as of the Termination Date, in a lump-sum payment payable on the tenth business day after the date the release described in Section 6(b)(vii) becomes effective and irrevocable (the “Release Effective Date”); provided, however, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other cash severance payment relating to salary or bonus continuation the Executive is otherwise eligible to receive upon termination of employment under any severance plan, practice, policy or program of the Company or any Subsidiary, other than the Executive’s rights under the Change in Control Bonus Program or any other change in control or other retention bonus plan, practice, policy or program of the Company or any Subsidiary.
               (ii) Prorated Annual Bonus. The Company shall pay the Executive an amount equal to the product of (A) the Executive’s target Annual Bonus in effect as of the Termination Date and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, in a lump-sum payment on the tenth business day after the Release Effective Date. Provided that the Release Effective Date has occurred, in the event that the Company or its Subsidiaries make payments under the annual incentive plan in which the Executive participates immediately prior to the Termination Date to participants who remain actively employed by the Company or its Subsidiaries throughout the remainder of the fiscal year in which the Termination Date occurs at a level that exceeds the target level for such participants, the Company shall make an additional payment to the Executive (such payment, an “Additional Annual Bonus Payment”), in an amount equal to the product of (1) the excess of (x) the Annual Bonus the Executive would have received during such fiscal year had he or she remained actively employed and been paid at the same level as such other participants over (y) the Executive’s target Annual Bonus in effect as of the Termination Date and (2) a fraction, the numerator of which is the number of days in the year of termination through the Termination Date, and the denominator of which is 365, in a lump sum at the time payments under such plan are made to such other participants.
               (iii) Continued Welfare and Fringe Benefits. Commencing on the Release Effective Date and for [MULTIPLE] 1 years thereafter (such period, the “Continuation Period”), the Company shall continue to provide welfare benefits and fringe benefits to the Executive and the Executive’s spouse and dependents at least equal to the levels described in Section 4(e); provided, however, that (A) if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility and (B) to the extent that it is commercially impracticable for the Company to continue to provide the Executive with any of the benefits described in Section 4(e) at the level described in Section 4(e) following termination of the Executive’s employment, the Company shall instead be permitted to make a lump-sum

[1]	For the President and Chief Financial Officer and the President and Chief Operating Officer, the Multiple will be 3. For each of the other Executives, the Multiple will be 2. A list of Executives who have entered into Change in Control Severance Agreements is attached as Schedule A hereto.

cash payment to the Executive in an amount equal to the Company’s aggregate cost of providing such benefit at such level to a similarly situated active employee of the Company or any Subsidiary during the Continuation Period. Nothing in this Section 6(b)(iii) shall operate to reduce, or be construed as reducing, the Executive’s group health plan continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in any manner and, upon the end of the Continuation Period, the Executive, if otherwise eligible, shall be entitled to elect COBRA continuation coverage for the full period applicable as if the last date of the Continuation Period were the date of the Executive’s termination of employment.
               (iv) Long-Term Incentive Compensation Awards. Notwithstanding any provision to the contrary in any of the Company’s or any of its Affiliate’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs or any award agreements thereunder, upon the Release Effective Date, (A) all outstanding stock options, stock appreciation rights and similar rights and awards then held by the Executive that are unexercisable or otherwise unvested shall automatically become fully vested and immediately exercisable, as the case may be, and all stock options and stock appreciation rights then held by the Executive (whether vested or unvested as of immediately prior to the Release Effective Date) shall remain exercisable until the earlier of the end of the maximum period of time permissible without the imposition of the Section 409A Tax and their originally scheduled expiration dates, (B) all outstanding equity-based, equity-related and other long-term incentive awards then held by the Executive that are subject to performance-based vesting criteria shall automatically become fully vested and earned at a deemed performance level equal to the maximum performance level with respect to such awards and (C) all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clause (A) or (B), then held by the Executive that are unvested or subject to restrictions or forfeiture shall automatically become fully vested and all restrictions and forfeiture provisions related thereto shall lapse.
               (v) Savings and Retirement Plan Benefits. For purposes of computing the Executive’s accrued benefits under any Retirement Plan that is a defined benefit plan, the Company shall credit the Executive with [MULTIPLE] 2 years of participation in the Retirement Plan and [MULTIPLE] 2 years of age, in addition to the actual years of participation and age credited to the Executive under such Retirement Plan as of the Termination Date. For purposes of computing the Executive’s accrued benefits under any Retirement Plan that is a defined contribution plan, the Company shall credit the Executive with additional Company contributions to such Retirement Plan in an amount that would be equal to the amount of Company contributions the Executive would have been entitled to receive pursuant to such Retirement Plan (or any successor plan) in accordance with Section 4(d) if the Executive (A) had remained an active participant in such Retirement Plan during the Continuation Period and (B) had made pre-tax and after-tax contributions at the highest rate permitted by the applicable Retirement Plan. In the event that the Company is prohibited under the terms of a Retirement Plan or under applicable law (including ERISA or the Code) from crediting the Executive with additional accrued benefits pursuant to any such Retirement Plan as required pursuant to this

[2]	For the President and Chief Financial Officer and the President and Chief Operating Officer, the Multiple will be 3. For each of the other Executives, the Multiple will be 2. A list of Executives who have entered into Change in Control Severance Agreements is attached as Schedule A hereto.

Section 6(b)(v), the Company shall instead make a lump-sum cash payment to the Executive on the tenth business day following the Release Effective Date in an amount equal to the value of (1) the actuarial equivalent of such additional benefits, if such Retirement Plan is a defined benefit plan, or (2) the amount of any such Company contributions, if such Retirement Plan is a defined contribution plan.
               (vi) Outplacement Counseling. The Executive shall be entitled to reimbursement from the Company, upon the Executive’s presentation to the Company of a written invoice from the applicable vendor requesting payment, for the cost of executive level outplacement services offered by a reputable and experienced vendor selected by the Executive (including Right Management Consultants), provided that (A) the cost of such services shall not exceed $50,000 and (B) the Executive commences such services not later than six months following the Release Effective Date.
               (vii) Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to make any payments or provide any benefits described in this Section 6(b), other than payments or benefits in respect of the Accrued Rights, unless and until such time as the Executive has executed a Separation Agreement and Release substantially in the form of Exhibit A hereto and such release has become effective and irrevocable in accordance with its terms.
     (c) Termination on Account of Death or Disability. (i) The Executive’s employment shall terminate automatically upon the Executive’s death or Disability. In the event of a termination as a result of death or Disability, the Executive shall not be entitled to any additional payments from the Company, other than payments with respect to the Accrued Rights.
               (ii) For purposes of this Agreement, the Executive shall be deemed to have a “Disability” in the event of the Executive’s absence for a period of 180 consecutive business days as a result of incapacity due to a physical or mental condition, illness or injury which is determined to be total and permanent by a physician mutually acceptable to the Company and the Executive or the Executive’s legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of the Executive. The Executive agrees to make himself available for such examination upon the reasonable request of the Company.
               SECTION 7. Certain Additional Payments by the Company. (a) Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any Payment that is paid or payable during the Term would be subject to the Excise Tax, the Executive shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the 280G Gross-Up Payment, the Executive retains an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments. The Company’s obligation to make 280G Gross-Up Payments under this Section 7 shall not be conditioned upon the Executive’s termination of employment and shall survive and apply after the Executive’s termination of employment.

     (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 7 by a nationally recognized certified public accounting firm that shall be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. For purposes of determining the amount of any 280G Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such 280G Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such 280G Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within 5 business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of the Excise Tax, at the time of the initial determination by the Accounting Firm hereunder, it is possible that the amount of the 280G Gross-Up Payment determined by the Accounting Firm to be due to the Executive, consistent with the calculations required to be made hereunder, will be lower than the amount actually due (an “Underpayment”). In the event the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within 5 business days of the receipt of the Accounting Firm’s determination.
     (c) The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. Failure to give timely notice shall not prejudice the Executive’s right to 280G Gross-Up Payments and rights of indemnity under this Section 7. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of the 30-day period after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.
               SECTION 8. No Mitigation or Offset; Enforcement of this Agreement. (a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.
     (b) The Company shall reimburse, upon the Executive’s demand, any and all reasonable legal fees and expenses that the Executive may incur as a result of any contest, dispute or proceeding (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof and including all stages of any contest, dispute or proceeding) by the Company, the Executive or any other Person with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment owed pursuant to this Agreement), and shall indemnify and hold the Executive harmless, on an after-tax basis, for any tax (including Excise Tax) imposed on the Executive as a result of payment by the Company of such legal fees and expenses.
               SECTION 9. Other Expenses. The Company shall (a) reimburse, upon the Executive’s demand, any and all reasonable fees and expenses (whether advisory or otherwise) actually incurred by the Executive during the Term in connection with a Change in Control or a potential Change in Control that arise from or relate to (i) the review, negotiation, amendment, modification or termination of any existing employment, employment-related or compensation (whether cash, equity, incentive, deferred or otherwise) agreement, plan or other arrangement between the Executive, on the one hand, and the Company or a Subsidiary, on the other hand, including the rollover, assumption, substitution or other treatment of existing equity compensation awards, or (ii) the negotiation, preparation or review of, or the entry into, any new employment, consulting or other service-related or other compensation (whether cash, equity, incentive, deferral or otherwise) agreement, plan or other arrangement with any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that is or is proposed to be a party to, or expresses in writing to the Company an intention to take any action that would result in, a Change in Control (including the Company and its Subsidiaries and any Affiliate of such Person, corporation, other entity or group), provided that, in each case, such amended, modified, terminated or new agreements, plans or other arrangements are in connection with or relate to the Executive’s continued services with the Company or its Subsidiaries or with such Person, corporation, other entity or group following the occurrence of such Change in Control, and (b) indemnify and hold the Executive harmless, on an after-tax basis, for any tax (including Excise Tax) imposed on the Executive as a result of payment by the Company of such fees and expenses. For the avoidance of doubt, the Executive’s rights under this Section 9 shall become effective immediately upon entry into this Agreement, shall remain in effect for the duration of the Term and are not contingent upon the occurrence of the Retention Start Date or the consummation of a Change in Control. In the event that the Executive’s employment with the Company or its Subsidiaries terminates for any reason prior to the Retention Start Date, the Executive shall only be entitled to reimbursement under this Section 9 for fees and expenses incurred prior to the date that the Executive’s employment terminated.
               SECTION 10. Non-Exclusivity of Rights. Except as specifically provided in Section 6(b)(i), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company or a Subsidiary for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect any rights the Executive may have under any contract or agreement with the Company or a Subsidiary. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation or other plan, practice, policy or program of, or any contract or agreement with, the Company or a Subsidiary shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

               SECTION 11. Insurance and Indemnification. Commencing upon the Retention Start Date and for so long thereafter as the Executive could be subject to liability, the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive for claims relating to the Executive’s service as an employee, officer or director of the Company or its Subsidiaries, at a level that is no less favorable to the Executive (e.g., with respect to scope, amounts and deductibles) than the level in effect with respect to the Executive at the Retention Start Date or, if more favorable to the Executive, the level provided to then-current officers and directors of the Company and its Subsidiaries. The Company shall indemnify the Executive to the fullest extent permitted by the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, any officer indemnification agreement between the Executive and the Company and the general laws of the State of Delaware and shall provide indemnification expenses in advance to the extent permitted thereby. The indemnification and advance of expenses provided by the Company pursuant to this Agreement shall not be deemed exclusive of any other rights to which the Executive may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed or acting as agent for the Company, and such rights shall continue in respect of all events occurring while the Executive was a director of or employed by the Company that continue after the Executive has ceased to be a director of or employed by the Company, and shall inure to the benefit of the estate, heirs, executors and administrators of the Executive.
               SECTION 12. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
               SECTION 13. Section 409A. It is the intention of the Company and the Executive that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. To the extent necessary to avoid imposition of any additional tax or interest penalties under Section 409A (such tax and interest penalties, a “Section 409A Tax”), notwithstanding the timing of payment provided in any other Section of this Agreement, the timing of any payment, distribution or benefit pursuant to this Agreement shall be subject to a six-month delay in a manner consistent with Section 409A(a)(2)(B)(i) of the Code, provided that (a) the Executive shall be credited with interest in respect of such payment, distribution or benefit during such six-month period at the rate set forth in Section 16 and (b) if the Executive dies during such six-month period, any such delayed payments shall not be further delayed, and shall be immediately payable to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate in accordance with the applicable provisions of this Agreement. From and after the Retention Start Date and for the remainder of the Term, (i) the Company shall administer and operate this Agreement and any “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) (and any other arrangement that could reasonably be expected to constitute such a plan) in which the Executive participates and the Executive’s rights and benefits hereunder and thereunder in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time, (ii) in the event that the Company determines that any provision of this Agreement or any such plan or arrangement does not comply with Section 409A of the Code or any such rules, regulations or guidance and that the Executive may become subject to a Section

409A Tax, the Company and the Executive shall negotiate in good faith to amend or modify such provision to avoid the application of such Section 409A Tax, provided that such amendment or modification shall not (and the Executive shall not be obligated to consent to any such amendment or modification that would) reduce the economic value to the Executive of such provision, and (iii) in the event that, notwithstanding the foregoing, the Executive is subject to a Section 409A Tax with respect to any such provision, then except to the extent such Section 409A Tax is attributable to the Executive’s breach of the Executive’s obligations under clause (ii) above, the Executive shall be entitled to receive an additional payment from the Company (a “409A Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and any Section 409A Tax imposed upon the 409A Gross-Up Payment, the Executive retains an amount of the 409A Gross-Up Payment equal to the Section 409A Tax imposed with respect to such provision. The provisions of Sections 7(c) and (d) shall apply mutatis mutandis to any claim by the Internal Revenue Service that, if successful, would give rise to a 409A Gross-Up Payment by the Company.
               SECTION 14. Assignment. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.
     (b) Notwithstanding the foregoing Section 14(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.
     (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned.
               SECTION 15. Dispute Resolution. (a) Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of Texas (or, if subject matter jurisdiction in that court is not available, in any state court located within the city of Dallas, Texas) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 15(a); provided, however, that nothing herein shall preclude the Company or the Executive from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 15 or enforcing any judgment obtained by the Company or the Executive.
     (b) The agreement of the parties to the forum described in Section 15(a) is independent of the law that may be applied in any suit, action or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 15(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 15(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
     (c) The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 22.
     (d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 15(d).
               SECTION 16. Default in Payment. Any payment not made within ten business days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Citibank, N.A., or any successor thereto.
               SECTION 17. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF TEXAS, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
               SECTION 18. Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.
               SECTION 19. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
               SECTION 20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
               SECTION 21. Survival. The rights and obligations of the parties under the provisions of this Agreement, including Sections 6, 7, 8, 9, 11, 13, 14, 15 and 16, shall survive and remain binding and enforceable, notwithstanding the expiration of the Retention Period or the Term, the termination of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.
               SECTION 22. Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063

Attention: (1) SVP, General Counsel and Secretary
(2) SVP — Human Resources

Fax: (1) 972-409-1965
(2) 972-409-1772

If to the Executive:	To the Executive’s address as most recently supplied to the Company and set forth in the Company’s records;

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
               SECTION 23. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
               SECTION 24. Counterparts; Effectiveness and Termination. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party and shall remain in effect until the third anniversary of the date it becomes effective (such period, including any extension thereof pursuant to the remainder of this Section 24, the “Term”); provided, however, that (a) beginning on the second anniversary of the effective date and on each anniversary thereafter (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party with 60 days’ prior written notice before the applicable Extension Date that the Term shall not be so extended, and (b) except as specifically provided in Section 9, this Agreement and the Term shall terminate automatically in the event that the Termination Date occurs prior to the Retention Start Date. Notwithstanding the foregoing, in the event of a Change in Control during the Term, this Agreement shall not terminate and shall remain in effect in accordance with its terms, and the Term shall be extended, until the Company and its Subsidiaries have performed all their obligations hereunder with no future performance being possible; provided, however, that, notwithstanding any extension of the Term, this Agreement shall only be effective with respect to the first Change in Control that occurs during the Term and the Executive shall not be entitled to any payments or benefits pursuant to this Agreement with respect to any subsequent Change in Control.
               SECTION 25. Interpretation. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
[Signature Page Follows]

          IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

MICHAELS STORES, INC.
By:
Name:
Title:

EXECUTIVE

[NAME]

EXHIBIT A
SEPARATION AGREEMENT AND RELEASE
I. Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge Michaels Stores, Inc., a Delaware corporation (the “Company”), and its present and former officers, directors, executives, agents, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company of its obligations under that certain Change in Control Severance Agreement between the undersigned and the Company. The undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.
The undersigned affirms that he/she has not filed, caused to be filed, or presently is a party to any Claim, complaint or action against any Release Party in any forum or form and that he/she knows of no facts which may lead to any Claim, complaint or action being filed against any Release Party in any forum by the undersigned or by any agency, group, etc. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him/her from the Company and its subsidiaries, except as specifically provided in this Separation Agreement and Release. The undersigned furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.
The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that he/she has been

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advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he/she may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.
[To effect a full and complete general release as described above, the undersigned expressly waives and relinquishes all rights and benefits of Section 1542 of the Civil Code of the State of California, and the undersigned does so understanding and acknowledging the significance and consequence of specifically waiving Section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Thus, notwithstanding the provisions of Section 1542, and to implement a full and complete release and discharge of the Released Parties, the undersigned expressly acknowledges this Separation Agreement and Release is intended to include in its effect, without limitation, all Claims the undersigned does not know or suspect to exist in the undersigned’s favor at the time of signing this Separation Agreement and Release, and that this Separation Agreement and Release contemplates the extinguishment of any such Claim or Claims.]3
II. Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.
III. Nonsolicitation/Non-Interference with Business Relationships. The undersigned further agrees that during the one-year period commencing on the date of his/her termination of employment with the Company or its subsidiaries, he/she will not, directly or indirectly, (i) solicit, recruit or hire any person who is at such time, or who at any time during the six-month period prior to such solicitation or hiring had been, an employee of, or exclusive consultant then under contract with, the Company or its subsidiaries, without the Company’s prior written consent; (ii) solicit or encourage any employee of the Company or its subsidiaries to leave the

[3]	Only include for employees who were employed by the Company or its subsidiaries in California.

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employment of the Company or its subsidiaries; (iii) intentionally interfere with the relationship of the Company or any of its subsidiaries with any employee of, or exclusive consultant then under contract with, the Company or any such subsidiary; or (iv) intentionally interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or any of its subsidiaries, on the one hand, and any of their respective customers or suppliers, on the other hand.
IV. Equitable Remedies. The undersigned acknowledges that a violation by the undersigned of any of the covenants contained in Section II would cause irreparable damage to the Company and its subsidiaries in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the undersigned agrees that, notwithstanding any provision of this Separation Agreement and Release to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section II in addition to any other legal or equitable remedies it may have.
V. Third-Party Litigation. The undersigned agrees to be available to the Company and its affiliates on a reasonable basis in connection with any pending or threatened claims, charges or litigation in which the Company or any of its affiliates is now or may become involved, or any other claims or demands made against or upon the Company or any of its affiliates, regardless of whether or not the undersigned is a named defendant in any particular case.
VI. Return of Property. The undersigned shall return to the Company on or before [10 DAYS AFTER TERMINATION DATE], all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. The undersigned shall not alter any of the Company’s records or computer files in any way after [TERMINATION DATE].
VII. Confidential Information. The undersigned agrees to hold confidential, and not to disclose to any person, firm, corporation, partnership or agency, any trade secret or Confidential Information (as defined below) gained in the course of the undersigned’s employment with the Company concerning the Company or any of its affiliates, except if such disclosure is required by law or legal process. “Confidential Information” shall include, without limitation, information concerning financial affairs, business plans or strategies, product pricing information, operating policies and procedures, vendor information and proprietary statistics or reports. The undersigned agrees not to remove any Confidential Information from the Company, not to request that others do so on the undersigned’s behalf and to return any Confidential Information currently in the undersigned’s possession to the Company.
VIII. Severability. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.

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IX. GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF TEXAS, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
Effective on the eighth calendar day following the date set forth below.

MICHAELS STORES, INC.
By:

Name:
Title:

EXECUTIVE

[NAME]

Date:

SCHEDULE A
1.	Form of Change in Control Severance Agreement, dated as of April 26, 2006, between the Company and Jeffrey N. Boyer (President and Chief Financial Officer)

2.	Form of Change in Control Severance Agreement, dated as of April 26, 2006, between the Company and Gregory A. Sandfort (President and Chief Operating Officer)

3.	Form of Change in Control Severance Agreement, dated as of April 26, 2006, between the Company and Thomas M. Bazzone (Executive Vice President — Specialty Businesses)

4.	Form of Change in Control Severance Agreement, dated as of April 26, 2006, between the Company and Thomas C. DeCaro (Executive Vice President — Supply Chain)

5.	Form of Change in Control Severance Agreement, dated as of April 26, 2006, between the Company and Harvey S. Kanter (Executive Vice President — Chief Merchant)

6.	Form of Change in Control Severance Agreement, dated as of April 26, 2006, between the Company and Edward F. Sadler (Executive Vice President — Store Opertations)